Exhibit 4.4(B)

DAPPER INC.

GLOBAL SHARE INCENTIVE PLAN (2007)

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR EMPLOYEES IN ISRAEL

(SECTION 102)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of October 11, 2010 (the “Date of Grant”), is made by and between Dapper Inc., a Delaware corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, the Company has adopted the Dapper Inc. Global Share Incentive Plan (2007), as amended (the “U.S. Plan”), and the Appendix – Israeli Taxpayers to the U.S. Plan (the “Appendix” and, together with the U.S. Plan, the “Plan”) pursuant to which the Company may grant restricted stock units (“Restricted Stock Units”) and has entered into that certain Management & Trust Agreement with ESOP Trust Company as trustee (respectively, the “Trust Agreement”, and the “Trustee”);

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Yahoo! Inc., a Delaware corporation (“Parent”), Sharp 2010 Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company, Eran Shir, as a Holdback Employee (as defined in the Merger Agreement), Jonathan Aizen, as a Holdback Employee and Sally Roberts as representative of certain security holders of the Company, dated October 5, 2010, pursuant to which Merger Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the Merger, the Company desires to grant to the Grantee the number of Restricted Stock Units provided for herein;

WHEREAS, pursuant to the Merger Agreement, the Restricted Stock Units evidenced by this Agreement will be assumed by Parent at the Effective Time, as defined in the Merger Agreement; and

WHEREAS, in the event that the Merger Agreement terminates by its terms or the Merger is not otherwise consummated, all Restricted Stock Units shall immediately expire, and Grantee’s right to acquire any Shares thereunder will immediately terminate.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Grant of Restricted Stock Unit Award

(a) Grant of Restricted Stock Units. The Company hereby grants to the Grantee, effective immediately prior to the closing of the Merger (the closing date of the Merger, the “Date of Grant”), a number of Restricted Stock Units to be determined by the Company immediately prior to the closing date of the Merger, which number will be equal to $                     divided by the Per Share Common Amount, as defined in the Merger Agreement, and communicated to the Grantee as soon as reasonably practicable following the closing date of the Merger (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan and the Trust Agreement. The Restricted Stock Units, Shares and any additional rights, including the right to receive any share bonuses that may be granted to Grantee in connection with the Restricted Stock Units (“Additional Rights”) shall be allocated on Grantee’s behalf to the Trustee under the provisions of the 102 Capital Gains Track, the Trust Agreement, the Plan and the provisions of the tax ruling to be obtained from the ITA (the “Ruling”) and will be held by the Trustee for the period stated in Section 102 the Section 102 Rules.

(b) Incorporation of U.S. Plan and Appendix; Capitalized Terms. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2. Terms and Conditions of Award

The grant of Restricted Stock Units provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a) Limitations on Rights Associated with Units. The Award represents an unfunded and unsecured promise by the Company to issue Shares at a future date, subject to the terms of this Agreement and the Plan. The Restricted Stock Units are bookkeeping entries only. The Grantee shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to the Restricted Stock Units.

(b) Restrictions. The Restricted Stock Units and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, during the Restricted Unit Period (as defined below). Any attempt to dispose of any Restricted Stock Units in contravention of the above restriction shall be null and void and without effect.

(c) Lapse of Restrictions. In the event that the Merger is consummated, then subject to Section 2(e) below, 1/3rd of the aggregate number of shares subject to such Restricted Stock Units will vest and become non-forfeitable on the first anniversary of the closing date of the Merger, and an additional 1/3rd of the aggregate number of shares subject to such Restricted Stock Units will vest and become non-forfeitable on the corresponding day of each year thereafter. (The period commencing on the Date of Grant and ending on the date the Restricted Stock Units vest is referred to as the “Restricted Unit Period” as to those Restricted Stock Units.) In the event that the Merger Agreement terminates by its terms or the Merger is not otherwise consummated, all Restricted Stock Units shall immediately expire, and Grantee’s right to acquire any Shares thereunder will immediately terminate.

(d) Timing and Manner of Payment of Restricted Stock Units. As soon as practicable after (and in no case more than seventy-four days after) the date any Restricted Stock Units subject to the Award become non-forfeitable (the “Payment Date”), such Restricted Stock Units shall be paid by the Company delivering to the Grantee, a number of Shares equal to the number of Restricted Stock Units that become non-forfeitable upon that Payment Date (rounded down to the nearest whole share). The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee. Delivery of any certificates will be made to the Grantee’s last address reflected on the books of the Company and its Subsidiaries unless the Company is otherwise instructed in writing. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that are so paid. Notwithstanding the foregoing, the Company shall have no obligation to issue Shares in payment of the Restricted Stock Units unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

(e) Termination of Employment. In the event the Grantee ceases to be a Service Provider for any reason prior to the lapsing of the restrictions in accordance with Section 2(c) hereof with respect to any of the Restricted Stock Units granted hereunder, such portion of the Restricted Stock Units held by the Grantee shall be automatically forfeited by the Grantee as of the date of termination, as further described in Section 2(h)(x). Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any rights or interests in any Restricted Stock Units that are so forfeited.

(f) Corporate Transactions. The following provisions shall apply to the corporate transactions described below:

(i) In the event of a proposed dissolution or liquidation of the Company, the Award will terminate and be forfeited immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Administrator.

(ii) In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Award shall be assumed or substituted with an equivalent award by such successor corporation, parent or subsidiary of such successor corporation; provided that the Administrator may determine, in the exercise of its sole discretion in connection with a transaction that constitutes a permissible distribution event under Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”), that in lieu of such assumption or substitution, the Award shall be vested and non-forfeitable and any conditions or restrictions on the Award shall lapse, as to all or any part of the Award, including Restricted Stock Units as to which the Award would not otherwise be non-forfeitable.

(g) Responsibility for Taxes. This Agreement shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of Section 3(i) of the ITO or Section 102, any written approvals from the ITA and any amendment to Section 102, or Section 3(i) of the ITO or the Section 102 Rules.

(h)(i) Regardless of any action the Company, the Grantee’s actual employer (the “Employer”) or the Trustee takes with respect to any and all income or withholding tax (including federal, state and local tax), social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company, the Employer and/or the Trustee. The Grantee further acknowledges that the Company, the Employer and the Trustee (A) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of Restricted Stock Units, the issuance of Shares, the subsequent sale of any Shares acquired under the Award and the receipt of any dividends or Dividend Equivalents; and (B) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any taxable or tax withholding event, as applicable, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) and/or the Trustee may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(ii) Prior to any relevant taxable or tax withholding event, as applicable, the Grantee shall pay or make adequate arrangements satisfactory to the Company, the Employer and/or the Trustee to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company, the Employer and the Trustee, and their respective agents, to satisfy the obligation with regard to all Tax-Related Items, except as provided in the next sentence, by means of the Company withholding and/or reacquiring a number of Shares issued in payment of (or otherwise issuable in payment of, as the case may be) the Restricted Stock Units having a Fair Market Value equal to the amount of Tax-Related Items that the Company determines it, the Employer or the Trustee is required to withhold under applicable tax laws with respect to the Restricted Stock Units. In the event that the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy its obligation with regard to Tax-Related Items with such method, the Company, the Employer or the Trustee may satisfy its obligation by any one or a combination of the following methods: (A) by requiring the Grantee to pay such amount in cash or check; (B) by deducting such amount out of wages or any other cash compensation otherwise payable to the Grantee by the Company, the Employer and/or the Trustee; and/or (C) withholding from proceeds from the sale of the Shares issued upon vesting of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization). For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that Tax-Related Items are to be determined. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the vested portion of the Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

(iii) The Grantee shall pay to the Company, the Employer or the Trustee any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Grantee’s receipt of Restricted Stock Units, the vesting of Restricted Stock Units or the issuance of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares to the Grantee or the Trustee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax-Related Items as described in this Section 2(g).

(iv) Until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules, Restricted Stock Units and/or Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Restricted Stock Units and/or Shares may be validly transferred in a transfer made by will or laws of descent, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Grantee had he or she survived

(h) Nature of Award. In accepting the Award, the Grantee acknowledges that, understands and agrees:

(i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(ii) the Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

(iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(iv) the Grantee’s participation in the Plan will not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Grantee’s employment relationship;

(v) the Grantee’s participation in the Plan is voluntary;

(vi) the Award of Restricted Stock Units is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and which is outside the scope of the Grantee’s employment contract, if any;

(vii) the Award of Restricted Stock Units is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary;

(viii) in the event that the Grantee is not an employee of the Company, the Award shall not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment contract with the Employer or any Subsidiary;

(ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(x) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of the Grantee’s Continuous Status as an Employee by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the Award of Restricted Stock Units to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees never to institute any claim against the Company or the Employer, waives the ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(xi) in the event that the Grantee ceases to be a Service Provider (whether or not in breach of local labor laws), the Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively employed by or does no longer actively render services to the Company or any of its Subsidiaries and will not be extended by any notice period mandated under local law; the Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of this Award of Restricted Stock Units;

(xii) the Grantee has read the U.S. Plan and the Appendix and understands and accepts their terms and conditions;

(xiii) the Grantee understands the provisions of Section 102 and the applicable tax track set forth in the ITO;

(xiv) the Grantee agrees to the terms and conditions of the Trust Agreement;

(xv) subject to the provisions of Section 102, Grantee confirms that he or she shall not sell nor transfer the Restricted Stock Units, Shares or Additional Rights from the Trustee until the end of the Required Holding Period; and

(xvi) if Grantee sells or withdraws the shares from the Trustee before the end of the Required Holding Period as defined in Section 102 (a “Violation”), either (A) Grantee shall reimburse the Company within three (3) days receipt of a demand by the Company for reimbursement of the employer portion of the payment due by the Company to the Israeli National Insurance Institute plus linkage and interest in accordance with applicable Israeli Law, as well as any other expenses that the Company shall bear as a result of the said Violation (all such amounts defined as the “Payment”) or (B) Grantee agrees that the Company may, in its sole discretion, deduct such Payment amounts directly from any monies to be paid to Grantee as a result of its disposition of the Shares.

(i) No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(j) Data Privacy.

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

The Grantee understands that Data may be transferred to the Trustee and such stock plan service provider as may be selected by the Company which is assisting in the implementation, administration and management of the Plan. The Grantee understands that these recipients of Data may be located in the United States, or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee hereby authorizes the Company, the Trustee and any other possible recipients which may assist the Company (presently or in the future)

with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, (including transfers outside of Israeli and further transfers thereafter), in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

Section 3. Miscellaneous

(a) Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Company or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee. Notices may also be delivered to the Grantee, during his or her employment, through the Company’s inter-office or electronic mail systems.

(b) Bound by Plan. By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(c) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards that may be made under the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(d) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e) Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted and the remaining provisions shall nevertheless be binding and enforceable.

(f) No Compensation Deferrals. Neither the Plan nor this Agreement are intended to provide for an elective deferral of compensation that would be subject to Section 409A (“Section 409A”) of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and this Agreement to ensure that no award (including, without limitation, the Restricted Stock Units) become subject to the requirements of Section 409A, provided, however, that the Company makes no representation that the Restricted Stock Units are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the Restricted Stock Units.

(g) Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(h) Governing Law/Choice of Venue.

(i) This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof), as provided in the Plan; provided however that to the extent any covenant, condition or other provision of this Agreement and the rights of Grantee hereunder are determined to be subject to the Israeli law, such covenant, condition or other provision of this Agreement shall be subject to the applicable Israeli law, but shall in no way affect, impair or invalidate any other covenant, condition or other provision of this Agreement or the applicability of the U.S. Plan or the Appendix to such covenant, condition or other provision of this Agreement.

(ii) For the purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal court of the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

(i) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k) Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

(l) Imposition of Other Requirements. If the Grantee relocates to another country, any special terms and conditions applicable to awards granted by the Company in such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on this Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m) Entire Agreement. This Agreement, the U.S. Plan, the Appendix, the Ruling and the Trust Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

By the Grantee’s signature and the signature of the Company’s representative below, this Agreement shall be deemed to have been executed and delivered by the parties hereto as of the Date of Grant.

DAPPER INC.

By:

Its:

[Insert Name]

Signature:

Printed Name:

Address: